Exhibit 10.37

January 3, 2007

Mr. Albert P. L. Stroucken

12 Apple Orchard Court

Dellwood, Minnesota  55110

Dear Al:

We are delighted to confirm the terms of your employment as set forth below in this letter (the “Letter”).

1.                                       Position and Term.  You will be retained as both Chief Executive Officer and Chairman of the Board of Directors of Owens-Illinois, Inc. (the “Board” and the “Company,” respectively).  You have already been appointed as chairman of the Board.  This Letter with Appendix A attached (together the “Letter Agreement”) sets forth the compensation and benefits that will be provided to you as Chief Executive Officer of the Company.

2.                                       Term.  Your employment commenced December 4, 2006 and shall continue until December 31, 2011 (the “Initial Term”).  The date your employment commenced shall be referred to as the “Commencement Date.”  The Letter Agreement will twice renew automatically for a period of one year (the “Automatic Renewals”) unless either you or the Company provides 9 months advance written notice of non-renewal (subject to waiver of the notice period by the party entitled to notice).  The entire period the Letter Agreement is in effect is referred to as the “Term.”

If, after the Initial Term, the Company does not renew the Letter Agreement for either of the two one-year Automatic Renewal periods, such non-renewal by the Company will be treated as termination without Cause.  However, after the two Automatic Renewals, any non-renewal of the contract by you or the Company will not result in a termination without Cause but will be deemed to be your voluntary termination of employment due to retirement.

3.                                       Base Salary.  You will be entitled to an annual base salary of $950,000, plus such increases, if any, as may be determined from time to time by the Compensation Committee of the Board (“Base Salary”).  The Base Salary will be paid, subject to income tax and benefit plan withholdings, in accordance with the Company’s normal payroll practices for executives.

4.                                       Annual Bonus.  You will participate in the Company’s Incentive Bonus Plan, as amended from time to time (or any successor plan).  Subject to the terms of that plan, you will be eligible for a bonus.  Your target bonus will be 150% of your Base Salary (the “Target Bonus”), which is achieved if you meet 100% of the target objectives, and your maximum bonus will be 300% of your Base Salary, which you will earn if you exceed your target objectives by 20% or more.  Notwithstanding the above, your annual bonus for the 2007 calendar year will be at least the Target Bonus of $1,425,000, and can be more based on performance.

5.                                       Equity Arrangements.

a.                                       Purchased Equity.  On the Commencement Date you were required to and did purchase from the Company 51,073 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), for an aggregate purchase price of approximately $1,000,000 based on a purchase price of $19.58 (the “Closing Price”) which was the closing price of the Common Stock on the New York Stock Exchange on the Commencement Date.

b.                                      Fully Vested Awards.  As compensation for benefits and compensation you forfeited by leaving your prior employer prior to March 31, 2007, the Company made the following grants:

i.                                          Fully Vested Shares.  On the Commencement Date, you were awarded 95,761 shares of Common Stock (“Fully Vested Shares”) with a fair value as determined by the Company for financial reporting purposes (“Fair Value”) on the Commencement Date of approximately $1,875,000 based on the Closing Price.

ii.                                       Fully Vested Stock Option.  On the Commencement Date, you were awarded pursuant to the terms of the Company’s 2005 Incentive Award Plan (the “2005 Plan”) a nonqualified stock option to purchase 317,796 shares of Common Stock (the “Fully Vested Stock Option”) which has a Fair Value on the Commencement Date of approximately $1,875,000 based on a Black-Scholes value of $5.90 per share, as determined by the Company for financial reporting purposes.  The Fully Vested Stock Option is immediately and fully vested and exercisable.  The exercise price for each share of Common Stock is the Closing Price and is the Fair Market Value of a share of Common Stock as defined in the 2005 Plan.  Except for immediate vesting, the Fully Vested Stock Option shall be subject to the terms and conditions set forth in the Non-qualified Stock Option Agreement executed by you and the Company on the Commencement Date.

c.                                       Initial Awards.  In recognition of your commencing employment with the Company and in lieu of other option and restricted stock grants in 2007, the Company has made the following restricted stock and option grants:

i.                                          Initial Restricted Shares.  On the Commencement Date, you were awarded pursuant to the 2005 Plan 107,253 restricted shares of Common Stock (“Initial Restricted Shares”) which have a Fair Value on the Commencement Date of approximately $2,100,000 based on the Closing Price.  Of those Initial Restricted Shares, 76,609 shares with a Fair Value on the Commencement Date of $1,500,000 represented an initial sign-on grant, and 30,644 shares with a Fair Value on the Commencement Date of approximately $600,000 represented a grant in lieu of a 2007 grant.  The Initial Restricted Shares will be subject to terms and conditions set forth in the Restricted Stock Agreement executed by you and the Company on the Commencement Date.

ii.                                       Initial Stock Option.  On the Commencement Date, you were granted a nonqualified stock option to purchase 340,051 number shares of Common Stock (the “Initial Stock Option”) with a Fair Value on the

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Commencement Date of approximately $2,700,000 based on a Black-Scholes value of $7.94 per share, as determined by the Company for financial reporting purposes.  Of those Initial Stock Options 188,917 shares with a Fair Value on the Commencement Date of approximately $1,500,000 (as determined by the Company for financial reporting purposes) represented an initial sign-on grant, and 151,134 shares with a Fair Value on the Commencement Date of approximately $1,200,000 (as determined by the Company for financial reporting purposes) represented a grant in lieu of a 2007 grant.  The exercise price for each share of Common Stock subject to the Initial Stock Option is the Closing Price, which is the Fair Market Value of a share of Common Stock as defined in the 2005 Plan.  The Initial Stock Options will be subject to the terms and conditions set forth in the Non-Qualified Stock Option Agreement executed by you and the Company on the Commencement Date.

d.                                      2007 Performance Awards.

i.                                          Grant.  In 2007, at the same time as the Compensation Committee makes equity grants to other employees under the 2005 Plan, you will be granted a number of performance-based restricted stock units (the “Performance Shares”) with a Fair Value on the Commencement Date of approximately $1,200,000 as determined by the Company for financial reporting purposes.

ii.                                       Vesting.  The Performance Shares will vest in accordance with the performance targets set for other executives with respect to their 2007 performance awards.  The Performance Shares will be subject to the terms and conditions set forth in the Company’s form Restricted Stock Unit Agreement which was filed as Exhibit 10.32 to the Company’s Annual Report on Form 10-K for year ended December 31, 2005 or as subsequently amended.

e.                                       Future Equity Awards.  You will participate in the Company’s equity plans in effect from time to time in accordance with the terms of such plans.  You will be eligible for future equity awards in the sole discretion of the Board.

6.                                       Nonqualified Retirement Benefits.

a.                                       Defined Contribution.  You will be eligible to participate in the Company’s Executive Deferred Savings Plan during the Term.

b.                                      Defined Benefit SERP.  Unless before the end of the Initial Term (December 31, 2011), you voluntarily resign or are terminated by the Company for Cause you (or, in the event of your death your surviving spouse or, if no surviving spouse, your estate) will receive following your termination of employment a non-qualified pension benefit (the “SERP Benefit”) based on (i) your actual years of service as an employee with the Company plus 1.5 years, and (ii) your final average earnings, as calculated under the Owens-Illinois Salary Retirement Plan and the Owens-Illinois Supplemental Retirement Benefit Plan as in effect on the Commencement Date (the “Plans”).  The SERP Benefit will be converted to a single lump-sum determined by calculating the actuarial equivalent of the 100% single life annuity amount on the date of your retirement using (x) the applicable interest rate then in effect under the Plans and (y) a remaining life expectancy at the time of retirement using the then applicable mortality table under the

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Plans.  Payment of the lump sum SERP Benefit will be made within 30 business days after retirement or, if required by Code Section 409A, the first business day on or after the date which is 6 months after your retirement.

7.                                       Employee Benefits and Perquisites.

a.                                       You will participate in the Company’s employee benefit plans (except for the severance plan, as in effect from time to time), including without limitation the Company’s 401(k) plan, group health plans (medical, dental, vision and prescription drug benefits), short term disability, long term disability, and life insurance or benefit plans (collectively, the “Employee Benefits”), on the same basis as those benefits are generally made available to other senior executives of the Company, except that with respect to the 2005 Plan, the 2007 award of Performance Shares shall be not less than as provided in Section 5(d) above.

b.                                      Vacation.  You will be provided with five weeks (25 days) of paid vacation per calendar year beginning in calendar year 2007.

c.                                       Physical Exam.  You will be reimbursed for the cost of an annual physical exam plus the cost of any tax gross-up in accordance with the Company policies and programs in effect from time to time for senior executives.

d.                                      Car Allowance.  You will be provided with an annual car allowance of not less than $24,000 per calendar year payable in no less frequent than monthly installments in accordance with the Company policies and programs in effect from time to time for senior executives.

e.                                       Life Insurance.  You will be reimbursed for the premiums and the cost of any tax gross-up on a term life insurance policy on your life with a coverage amount equal to three times your Base Salary.

f.                                         Aircraft.  You will be permitted to use Company aircraft for business purposes and up to 50 hours per calendar year for personal travel in accordance with the Company policies and programs in effect from time to time for senior executives.

g.                                      Drivers. You will be provided with access to Company drivers in accordance with the Company policies and programs in effect from time to time for senior executives.

h.                                      Tax and Financial Services.  You will be reimbursed for personal tax and financial services up to $15,000 per calendar year plus the cost of any tax gross-up in accordance with the Company policies and programs in effect from time to time for senior executives.

i.                                          Security System.  The Company will install and monitor your home with a security system in accordance with the Company policies and programs in effect from time to time for senior executives.

j.                                          Relocation Expenses.  The Company will reimburse you for reasonable and customary relocation expenses (including temporary living expenses and

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the 5% brokerage commission on the sale of your home in Minnesota) you incur in connection with the relocation of your primary residence (and personal belongings) to the Toledo, Ohio area, in accordance with Company policies and programs in effect from time to time for senior executives but only to the extent not reimbursable under your prior agreement with H. B. Fuller Company.

8.                                       Reimbursement for Loss on Sale of Ohio Residence.  If you terminate employment with the Company at, or at anytime after, the Initial Term (other than for Cause) and you sell your primary residence in the Toledo, Ohio area, the Company will reimburse you for any loss on such sale, subject to a maximum reimbursement equal to 20% of the then appraised value of the residence.  For example, if your residence has an appraised value of $1.2 million, your reimbursement for a loss will not exceed $240,000 (20% of the appraised value.)  For this purpose, your loss on the sale is difference between (i) the appraised value of the residence at the time of your termination of employment and (ii) the actual sale price, after deducting brokerage commissions.

9.                                       Payment of Legal Fees.   The Company will reimburse you for reasonable legal and consultant costs you incur in connection with the negotiation of this Letter Agreement, up to a maximum of $75,000.

10.                                 Miscellaneous.

a.                                       Governing Law.  This Letter Agreement will be governed by and construed in accordance with the laws of the State of Ohio, without regard to conflicts of laws principles thereof.

b.                                      Arbitration.  Any dispute, claim or controversy based on, arising out of or relating to your employment or this Agreement shall be settled by final and binding arbitration in Toledo, Ohio, before a single neutral arbitrator in accordance with the National Rules for the Resolution of Employment Disputes (the “Rules”) of the American Arbitration Association (“AAA”), and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction.  If the parties are unable to agree upon an arbitrator, the Company shall obtain a list from AAA of the names of 10 arbitrators who are members of the national Academy of Arbitrators to ensure their neutrality.  From that list, with you to strike first, you and the Company will alternately strike names, until one name remains and that person will be the arbitrator.  Each party shall pay the fees of its own attorneys, the expenses of its witnesses and all other expenses connected with presenting its case; however, you and the Company agree that, to the extent permitted by law, the arbitrator may, in his discretion, award reasonable attorneys’ fees to the prevailing party.  Other costs of the arbitration, including the cost of any record or transcripts of the arbitration, AAA’s administrative fees, the fee of the arbitrator, and all other fees and costs, shall be borne by the Company.  Arbitration is intended to be the exclusive method for resolving any and all claims by the parties against each other for payment of damages under this Letter Agreement or relating to your employment; provided, however, that neither this Letter Agreement nor the submission to arbitration shall limit the parties’ right to seek provisional relief, including without limitation injunctive relief, in any Ohio court of competent jurisdiction.  Seeking any such relief shall not be deemed to be a waiver of such party’s right to compel arbitration.  Both parties expressly waive their right to a jury trial.

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c.                                       Entire Agreement; Amendments. This Letter Agreement contains the entire understanding of the parties with respect to your employment by the Company.  Appendix A is a part of this Letter Agreement and is incorporated by reference.  This Letter Agreement (including Appendix A) may not be amended except by written instrument signed by you and the Company.

d.                                      No Waiver.  The failure of the Company or you to insist upon strict adherence to any term of this Letter Agreement will not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Letter Agreement.

e.                                       Severability.  Whenever possible, each provision of this Letter Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Letter Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, and such invalid, void or otherwise unenforceable provision will be null and void.  It is the intent of the parties, however, that any invalid, void or otherwise unenforceable provisions be automatically replaced by other provisions which are as similar as possible in terms to such invalid, void or otherwise unenforceable provisions but are valid and enforceable to the fullest extent permitted by law.

f.                                         Withholding Taxes.  The Company may withhold from the amounts payable under this Letter Agreement any amounts required by law.

g.                                      Headings and Interpretations.  The headings of the sections contained in this Letter Agreement are for convenience only and will not be deemed to control or affect the meaning or construction of any provision of this Agreement.  Neither this Letter Agreement nor any uncertainty or ambiguity herein will be construed or resolved against a party as the draftsperson.

h.                                      Counterparts.  This Letter Agreement may be signed in counterparts, each of which will be an original.

i.                                          No Mitigation; No Offset.  You will be under no obligation to seek other employment following a termination of employment and there will be no offset against amounts due you under the Letter Agreement.

j.                                          Assignability; Binding Nature.  This Letter Agreement will be binding upon and inure to the benefit of (i) the Company and its respective successors and permitted assigns and (ii) you and your heirs, executors, beneficiaries and administrators.  No obligations of the Company under this Letter Agreement may be assigned without your consent; provided that the Company may assign this Letter Agreement without your consent to any of its direct or indirect subsidiaries or in a Change in Control without your consent.  You may not assign your rights or obligations under this Letter Agreement without the consent of the Company.

k.                                       Survival.  The respective rights and obligations of the Parties hereunder will survive any termination of the Executive’s employment to the extent necessary to the intended preservation of such rights and obligations.

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l.                                          Notices.  Any notice or other communication to be given hereunder will be in writing and will be deemed sufficient if (i) mailed by United States certified mail, return receipt requested, (ii) sent by nationally recognized overnight courier, (iii) if sent to a Company, sent by facsimile (with confirmation), or (iv) delivered in person, in each case, at the address set forth below, or such other address as a party may provide to the other in accordance with the procedure for notices set forth in this Letter Agreement.  Any notice or other communication so delivered will constitute valid notice under this Agreement and will be deemed to have been received (A) on the fifth business day after the date of deposit in the United States mail, (B) on the next business day after the date when sent in the case of delivery by nationally recognized overnight courier, (C) upon receipt by the sender of confirmation of delivery if sent by facsimile prior to 5 p.m. local time on a business day and otherwise on the next business day, and (D) on the day of actual delivery in the case of personal delivery if delivered on a business day and otherwise on the next business day.

If to the Company:                                     Owens-Illinois, Inc.
James W. Baehren
Senior Vice President, Chief Administrative Officer and General Counsel
Attention:  Board of Directors
Telephone: (567) 336-1032

If to you:                                                                                       Mr. Albert P.L. Stroucken
current address and phone no. on file with the Company for purposes of W-2

With a copy to:                                                     Reed Smith LLP
435 Sixth Avenue
Pittsburgh, PA  15219
Attention:  Dodi Walker Gross, Esquire
Telephone:  (412) 288-4132

Al, we look forward with great pleasure to working with you.  Please countersign this Letter and Appendix A in the space indicated below, and return an original to my attention.

Owens-Illinois, Inc.

	By:	James W. Baehren
	Its:	Senior Vice President

Acknowledged and Agreed:
ALBERT P. L. STROUCKEN

Date:

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Appendix A to Letter Agreement — Albert P. L. Stroucken

Provisions Relating to Termination of Employment and Restrictive Covenants

This Appendix A, dated January 3, 2006, is an integral part of the Letter, which is incorporated herein and constitutes part of the Letter Agreement.  Capitalized terms used herein will have the meaning set forth in the Letter, unless otherwise defined below.

Paragraph 1.          Termination of Employment.  Your employment may be terminated by the Company at any time with Cause, without Cause or due to your Disability.  You may terminate your employment for any reason, including for Good Reason.  Termination by you or the Company is subject to the advance notice requirements set forth in Paragraph 2 of the Letter.  Termination will occur automatically on your death.

a.             Termination Without Cause.  If your employment is terminated by the Company without Cause, you will receive the following:

(i)            the Accrued Rights.

(ii)           Severance Pay payable over a period of 24 months commencing immediately following your termination, except as otherwise provided in Paragraph 1(c) below, and subject to your continued compliance with the provisions of Paragraphs 2 and 3 of this Appendix A, and execution and non-revocation of a general release on terms reasonably satisfactory to the Company.

(iii)          Health Benefits for a period of up to 24 months, provided that this continued coverage will terminate if you become covered under a subsequent employer’s group health plan, such coverage is concurrent with and not in addition to any COBRA continuation rights you may have under Section 4980A of the Internal Revenue Code of 1986, as amended (“Code”) or any similar state law, or if you fail to make timely payment of the same premiums for the coverage you would have paid as an active employee;

The payments and benefits under clauses (i), (ii), and (iii) above constitute the “Basic Termination Benefits.

b.             Disability.  If your employment terminates due to your Disability you will be entitled to the Basic Termination Benefits (and subject to the same terms).

c.             Death.  If your employment terminates due to your death, you will be entitled to the Accrued Rights and the Target Bonus for the year of death.  Payments under this Paragraph 1(c) will be made to your surviving spouse or, if no surviving spouse, to your estate within 30 business days of your death.

d.             Change of Control.  If within 1 year after a Change of Control you are terminated without Cause or within 2 years after a Change of Control you voluntarily terminate because your responsibilities are significantly reduced or altered, in addition to receiving the Basic Termination Benefits (and subject to the same terms):

(i)            In the event it shall be determined that any payment or distribution by the Company to or for your benefit, whether paid or payable or distributed or distributable pursuant to the terms of this Letter Agreement or otherwise, but determined without regard to any additional payments required under this Paragraph 1(d), (a “Payment”) would be subject to the tax imposed by Section 4999 of the Code (such excise tax, together with any such interest and penalties, are collectively referred to as the “Excise Tax”), and if the amount of the your total “Parachute Payments” (as defined in Section 280G(b)(2) of the Code) with respect to the same Change in Control does not exceed 330% of your “Base Amount” (as defined in Section 280G(b)(3) of the Code), then the Payment shall be adjusted until the amount of your Parachute Payments equals 299% of the Base Amount.  The adjustments shall be made in such manner, and to such payments or other benefits, as you and the Company shall mutually agree, that would not result in a violation of Code Section 409A.

(ii)           In the event it shall be determined that a Payment would be subject to the Excise Tax and the amount of your total Parachute Payments with respect to the same Change in Control exceeds 330% of the Base Amount, or in the event an Excise Tax is actually assessed with respect to a Payment, then you shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by you of all taxes and any benefits that result from the deductibility by you of such taxes (including, in each case, any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed on them) and Excise Tax imposed upon the Gross-Up Payment, you retain an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

All determinations required to be made under this Paragraph 1(d), including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by the a nationally recognized public accounting firm as may be designated by the Company (the “Accounting Firm”) based on reasonable assumptions, interpretations and approximations concerning applicable taxes and relying on reasonable good faith interpretations concerning the applications or Code Sections 280G and 4999; provided such determinations are made with substantial authority (within the meaning of Code Section 6662).  The Accounting Firm shall provide detailed supporting calculations both to the Company and you within 15 business days of the receipt of notice from you that there has been a Payment, or such earlier time as is requested by the Company.  All fees and expenses of the Accounting Firm shall be borne solely by the Company.  Any Gross Up Payment, as determined pursuant to this Paragraph 1(d), shall be paid by the Company to or for your benefit within five days of the receipt of the Accounting Firm’s determination.  Any determination by the Accounting Firm shall be binding upon the Company and you.  Notwithstanding any other provision of this Paragraph 1(d), the Company may withhold and pay over to the Internal Revenue Service, for your benefit, all or any portion of the Gross-Up Payment that it determines in good faith it is required to withhold.  You consent to such withholding.  As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments that will not have been made by the Company should have been made (“Underpayment”), consistent with the calculations required to be made.  In the event that you are required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for your benefit.  The Company will take whatever steps are necessary to ensure that any Gross-Up Payment meets the requirements of a short-term deferral, if considered to be deferred compensation under Code Section 409A.

e.             By the Company For Cause or by Your Resignation For Any Reason.  If your employment is terminated by the Company for Cause or if you voluntarily terminate for any reason not covered by (d) above, you will receive the Accrued Rights.

f.              409A Delay.  If required to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), no amount of Severance or other payment under this Appendix A or the Letter shall be paid, and you shall be required to pay the full cost of the Health Benefits. during the six-month period following your termination of employment (the “Delay Period”).  Upon expiration of the Delay Period, the Company shall pay you in a lump sum an amount equal to (x) six months of the monthly installments of Severance or other payment which otherwise would have been paid if not for the requirements of Section 409A plus (y) the difference in the full cost of the Health Benefits paid by you during the Delay Period and the amount you would have paid as an active employee during such period.

Paragraph 2.          Non-Competition/Non-Solicitation.

a.             You acknowledge and recognize the highly competitive nature of the businesses of the Company and its affiliates and accordingly agree as follows:

(i)            While employed and for a period of one year thereafter, you will not, directly or indirectly:

(A)          engage in, invest in, or enter into the employ of or otherwise render any services to, any business that competes with the business of the Company or its affiliates (including, without limitation, businesses which the Company or its affiliates have specific plans to conduct in the future and as to which you are aware of such planning) in any geographical area where the Company or its affiliates manufactures, produces, sells, leases, rents, licenses or otherwise provides its products or services (a “Competitive Business”); or

(B)           interfere with, or attempt to interfere with, business relationships (whether formed before, on or after the date of the Letter Agreement) between the Company or any of its affiliates and customers, clients, suppliers, or investors of the Company or its affiliates.  Notwithstanding anything to the contrary in this Letter Agreement, you may own up to 2% of the securities of any person engaged in the business of the Company or its affiliates that are publicly traded.

(ii)           While employed by the Company and for a period of two years thereafter, you will not, directly or indirectly:

(A)          solicit or encourage any employee of the Company or its affiliates to leave the employment of the Company or its affiliates; or

(B)           hire any employee who was employed by the Company or its affiliates within one year prior to termination of your employment.

b.             It is expressly understood and agreed that, although you and the Company consider the restrictions contained in this Paragraph 2 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Appendix A is an unenforceable restriction against you, the provisions of this Appendix A will not be rendered void but will be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable.  Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Appendix A is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding will not affect the enforceability of any of the other restrictions contained herein.

Paragraph 3.          Confidentiality.  You may not disclose to any person outside the Company any non-public, proprietary or confidential information concerning the business of the Company, and its subsidiaries and affiliates, unless such information is required by law to be disclosed.

Paragraph 4.          Specific Performance.  You acknowledge and agree that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Paragraph 2 or Paragraph 3 of Appendix A would be inadequate and the Company would suffer irreparable damages as a result of such breach or threatened breach.  Accordingly, you agree that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, will be entitled to cease making any payments or providing any benefit otherwise required by the Letter Agreement and/or Appendix A and obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

Paragraph 5.          Certain Definitions.

a.             “Accrued Rights” mean:

(i)            your accrued but unpaid Base Salary through the date of termination payable in accordance with applicable law;

(ii)           unless you are terminated for Cause, any annual bonus earned but unpaid under the Company’s Incentive Bonus Plan for any previously completed fiscal year payable in accordance with applicable law; and

(iii)          benefits under any Company benefit plan or program in which you are a participant on the date of termination, specifically including the SERP Benefit, payable in accordance with the terms of the applicable benefit plan or program.

b.             “Cause” means:

(i)            the commission of an act of fraud against the Company or any affiliate thereof or embezzlement;

(ii)           breach of one or more of the following duties to the Company:

(A)          the duty of loyalty;

(B)           the duty not to take willful actions which would reasonably be viewed by the Company as placing your interest in a position adverse to the interest of the Company;

(C)           the duty not to engage in self-dealing with respect to the Company’s assets, properties or business opportunities;

(D)          the duty of honesty; or

(E)           any other fiduciary duty which you owe to the Company;

(iii)          your conviction (or a plea of nolo contendere in lieu thereof) for

(A)          a felony; or

(B)           a crime involving fraud, dishonesty or moral turpitude;

(iv)          intentional misconduct as an executive of the Company, including, but not limited to, knowing and intentional violation by you of material written policies of the Company or specific directions of the Board, which policies or directives are neither illegal (or do not involve illegal conduct) nor do they require you to violate reasonable business ethical standards; or

(v)           your failure to substantially perform your duties for the Company (other than as a result of total or partial incapacity due to physical or mental illness) for a period of 10 days following written notice by the Company of such failure.

However, “Cause” does not include termination of your employment due Disability or death, and does not include the Company’s termination of your employment by non-renewal after the Initial Term for either of the two one-year periods after the Initial Term.

c.             “Change of Control” means:

(i)            A transaction or series of transactions (other than an offering of Common Stock to the general public through a registration statement filed with the Securities and Exchange Commission) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act) (other than the Company, any of its subsidiaries, an employee benefit plan maintained by the Company or any of its subsidiaries or a “person”

that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company possessing more than 50% of the total combined voting power of the Company’s securities outstanding immediately after such acquisition; or

(ii)           During any period of two consecutive years, individuals who, at the beginning of such period, constitute the Board together with any new director(s) (other than a director designated by a person who shall have entered into an agreement with the Company to effect a transaction described in paragraphs (a) or (c)) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

(iii)          The consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of the Company’s assets in any single transaction or series of related transactions or (z) the acquisition of assets or stock of another entity, in each case other than a transaction:

(A)          Which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction; and

(B)           After which no person or group beneficially owns voting securities representing 50%  or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this subparagraph (c)(ii) as beneficially owning 50% or more of combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction; or

(iv)          The Company’s stockholders approve a liquidation or dissolution of the Company.

d.             “Disability” shall mean your permanent and total disability as determined in the discretion of the Board based on the advice of a licensed physician that you will be unable to perform the essential duties of your employment for an unknown period of time.

e.             “Health Benefits” mean coverage under the Company’s group health plan in which you participated at the time of your termination of employment.

f.              “Severance Pay” means an amount equal to two times the sum of:

(i)                                     your Base Salary in effect when your employment terminates; and

(ii)           your Target Bonus.

OWENS-ILLINOIS, INC.

/s/ James W. Baehren
		By:	James W. Baehren
		Its:	Senior Vice President

Acknowledged and Agreed:
ALBERT P. L. STROUCKEN

/s/ Albert P.L. Stroucken

Date Signed:	January 3, 2007